Exhibit 10.2

McGraw-Hill International (U.K.) Limited
Human Resources Dept.
McGraw-Hill House
Maidenhead, Berkshire SL6 2QL, England
Telephone (0628) 23431
Fax (0628) 25372

22 May 1995

Mr. Mark Hepsworth

19 Cristowe Road

London SW6 3QF

Dear Mark,

General Manager – Standard & Poor’s – Comstock, Europe

I am pleased to confirm your appointment to the above post, effective Tuesday 23 May 1995.

Attached are McGraw-Hill’s standard “Particulars of Employment”, which outline some of the main benefits, terms and conditions of your employment, including details of salary level and holiday entitlement. Would you please sign one copy and return it to me, together with the other forms, to signify your acceptance of the position. The second copy is for you to keep.

As discussed with Dan Connell, you are eligible to participate in S&P Comstock’s incentive bonus plan, which is determined as follows:

a)	the NOI performance of S&P Comstock, Europe;

b)	the revenue performance of S&P Comstock, Europe;

c)	the NOI performance of S&P Comstock, Inc.

Each of the above components represent a third of the total incentive.

For 1995 only, S&P Comstock will guarantee an annual award of at least £25,000-, i.e. pro-rated for the rest of the year. A start date of 23 May 1995, would provide an award of approximately £15,000- for 1995.

Further details will be provided by Dan.

Also, a discretionary cash allowance of £300- per month will be provided in lieu of a company car, should you chose this option. This allowance is not consolidated into basic salary.

contd…

McGraw-Hill International (U.K.), Limited Registration No. 64070

Mr Mark Hepsworth	22 May 1995

Also attached are forms relating to bank account details and insurance arrangements

On your first day, please report to our Wimbledon offices, bringing with you your P45.

May I take this opportunity to welcome you to McGraw-Hill. I wish you a long and happy association with us.

Yours sincerely,

/s/ Paul Jenkinson

Paul Jenkinson

Vice President

Corporate Administration.